UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2015

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Bright Mountain Acquisition Corporation

(Exact name of registrant as specified in its charter)

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Florida	000-54887	27-2977890
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6400 Congress Avenue, Suite 2050, Boca Raton, Florida 33487

(Address of principal executive offices) (Zip Code)

561-998-2440

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02

Unregistered Sales of Equity Securities.

On February 17, 2015, in connection with the transaction described in Item 8.01 of this report, Bright Mountain Acquisition Corporation issued 100,000 shares of its common stock valued at $75,000 as partial consideration for the purchase of the website.  The recipient had access to business and financial information on our company.  The issuance was exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), in reliance on an exemption provided by Section 4(a)(2) of such act.

Item 8.01

Other Events.

On February 17, 2015 Bright Mountain, LLC, a wholly-owned subsidiary of Bright Mountain Acquisition Corporation, purchased the website www.JQPublic-Blog.com including the rights to the domain name and all content, from Anthony Carr pursuant to the terms of a Website Asset Purchase Agreement for an aggregate purchase price of $102,000.  The purchase price consisted of a cash payment of $27,000, payable at the rate of $1,500 per month beginning on the closing date, and 100,000 shares of our common stock.  Under the terms of the agreement, the seller agreed that for a period of three years from the closing he would limit any resales of the shares of our common stock which were issued as partial consideration, once such shares are eligible to be resold in accordance with the provisions of Rule 144 of the Securities Act or otherwise, to a maximum of 10,000 shares in any calendar quarter and no more than 1,000 shares in any trading day. The agreement also contained indemnification provisions pursuant to which the seller has indemnified us until December 31, 2015 for any damages, loses or liabilities associated with the website.  The seller agreed to a five year non-compete with us for any website similar to the purchased website.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits

Exhibit No.	Description

10.34	Website Asset Purchase Agreement by and between Bright Mountain, LLC and Anthony Carr

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bright Mountain Acquisition Corporation

Date: February 20, 2015	By:	/s/ Annette Casacci
Annette Casacci, Chief Financial Officer

Index to Exhibits

Exhibit No.	Description

10.34	Website Asset Purchase Agreement by and between Bright Mountain, LLC and Anthony Carr